American Skandia Investment
                                                     Services, Incorporated
                                                     One Corporate Drive
                                                     P.O. Box 883
                                                     Shelton, CT 06484-0883
                                                     Telephone (203) 926-1888
                                                     Fax(203)925-6932


                                                     [SKANDIA ICON] SKANDIA

April 27,2000


Mr. Raymond R. Cunningham
Senior Vice President and National Sales Manager lNVESC0 Funds Group, Inc.
7800 East Union Avenue
Denver, Colorado 80237

RE:   AST INVESCO EQUITY INCOME PORTFOLIO
      ASMT INVESCO EQUITY INCOME PORTFOLIO
--------------------------------------------------------------------------------

Dear Mr. Cunningham:

INVESCO Funds Group, Inc. (formerly INVESCO Trust Company) ("INVESCO") currently serves as Sub-advisor to the AST INVESCO Equity Income Portfolio and the ASMT INVESCO Equity Income Portfolio (the "Portfolios") pursuant to Sub-Advisory Agreements with American Skandia Investment Services, Incorporated ("ASISI"), dated February 28,1997 and June 1,1997, respectively (the "Agreements"). Under paragraphs 7 and 5 of the respective Agreements, ASISI has agreed to pay INVESCO an annual sub-advisory fee for each Portfolio.

Representatives of both ASISI and INVESCO have discussed and agreed to the following voluntary sub-advisory fee waiver with respect to the Portfolios, to be accrued effective May 1,200O. Notwithstanding anything in the Agreements to the contrary, INVESCO agrees to waive a portion of the compensation due to it under the Agreements to the extent necessary to reduce that compensation to an annual rate of .35% of the portion of combined average daily net assets of the Portfolios not in excess of $1 billion, plus .30% of the portion over $1 billion.

Because this is a voluntary fee waiver, INVESCO may withdraw this waiver by delivery of a written notice to ASISI, which withdrawal shall become effective as provided in such notice but no earlier than 60 days after receipt by ASISI. On the effective date of such withdrawal, the compensation payable to INVESCO by

INVESCO Funds Group
April 27, 2000
Page 2


ASISI shall be as set out in the Agreements as supplemented by any fee waivers previously in effect, or as agreed to under the terms of any subsequent fee waiver.

Please have an authorized representative sign below and return an original executed copy to acknowledge INVESCO's agreement with the terms of this letter.

AMERICAN SKANDIA INVESTMENT SERVICES, INCORPORATED


BY: /s/ John Birch
        ----------
        John Birch
        Senior Vice President and Chief Operating Officer

Acknowledged and agreed to by:


INVESCO FUNDS GROUP, INC.


BY: /s/ Ronald L. Grooms
    --------------------
NAME:   Ronald L. Grooms

TITLE:  Senior Vice President